Exhibit 99.1

NEWS RELEASE

TCF Financial Corporation • 200 Lake Street E • Wayzata MN 55391

FOR IMMEDIATE RELEASE

Contact:
Mark Goldman	(952) 475-7050	news@tcfbank.com	(Media)
Jason Korstange	(952) 745-2755	investor@tcfbank.com	(Investors)

TCF Bank and New Albertson’s Inc. Announce A New
Multi-Year Retail Banking Services Agreement for
Jewel-Osco Stores

•	TCF Bank will continue to serve as primary retail banking partner in Jewel-Osco stores

•	Bank to expand ATM footprint and enhance digital platforms to support quality customer service and convenience

•	Bank to close 33 retail branches located inside Jewel-Osco stores while adding advanced ATM capabilities in these locations

WAYZATA, Minn. (Feb. 4, 2016) - TCF National Bank (TCF Bank), the principal subsidiary of TCF Financial Corporation (TCF) (NYSE: TCB) and New Albertson’s Inc. today announced a new multi-year retail banking services agreement for Jewel-Osco grocery stores located in the Chicago area. As part of a broader focus on increasing its presence in the Chicago market, TCF Bank is enhancing its retail branches, ATM footprint and online technologies to support quality customer service and convenience. These include technology enhancements at retail branches to streamline transactions, improved layouts to support deeper customer relationships and the addition of ATMs located in select parking lots of Jewel-Osco stores. In conjunction, TCF Bank will close 33 retail branches inside Jewel-Osco stores by the end of May 2016 and in their place install ATMs that feature advanced transaction capabilities.

"We are pleased to extend our relationship with Jewel-Osco and continue to build on our strong partnership of nearly 20 years. As we look ahead, the way our customers connect with us for their financial needs is evolving and our focus is on delivering products and solutions in a way that’s in rhythm with their daily life," said Michael S. Jones, executive vice president of consumer banking for TCF. "A nearly 30 percent increase in the number of our ATMs throughout the Chicago region, investments in our mobile and online banking platforms, our new products and services and deployment of new technologies are in response to our customers’ needs to transact and manage their money 24/7. Our retail branches are still an important component of our service experience and our new branch concept supports our ability to strengthen relationships with our customers. In choosing to replace some

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branch locations with advanced ATMs, we are able to redirect resources to fund our customer service initiatives while preserving convenient access to basic banking services. Our customers will benefit from our industry-leading branch hours at nearby locations. We are committed to minimizing the impact of these changes on our customers and we expect to retain many of the affected employees once the closures are complete after May 2016."

TCF Bank is strongly committed to the Chicago market. Recently, TCF Bank and Jewel-Osco partnered to develop new bank branch concepts at stores in Darien and Bensenville. In November, TCF Bank announced the addition of 71 new cash-only ATMs located in select Target stores throughout the Chicago area. In total, TCF Bank has a network of more than 820 machines across its retail banking footprint in Minnesota, Illinois, Michigan, Colorado, Wisconsin, South Dakota, Indiana and Arizona. Once the retail branch changes are fully implemented, TCF Bank will have 148 locations throughout the Chicago region, southeast Wisconsin and northwest Indiana, including 85 located inside Jewel-Osco stores. These branches will continue to have industry-leading convenient hours of operation.

TCF expects to incur an immaterial one-time pre-tax charge to earnings in its fiscal 2016 first quarter as a result of the changes related to the Jewel-Osco service agreement. When fully implemented in fiscal 2016, TCF expects the changes related to the agreement to result in a net positive economic impact within the year. The new agreement is in effect until 2021, with options for TCF to renew it.

Customers who want information on branches affected by this announcement or the locations of TCF Bank’s ATMs can visit tcfbank.com or on the bank’s mobile application.

Safe Harbor for Forward-Looking Information
This press release may contain projections and other “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements deal with future results, plans or performance. We caution you that such statements are predictions and that actual events or results may differ materially. TCF’s expected financial results or other plans are subject to a number of risks and uncertainties. Please see the forward-looking statement disclosure contained in TCF’s 2015 third quarter Form 10-Q for more information about risks and uncertainties. Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.
About TCF
TCF is a Wayzata, Minnesota-based national bank holding company. As of December 31, 2015, TCF had $20.7 billion in total assets and 375 branches in Illinois, Minnesota, Michigan, Colorado, Wisconsin, Arizona, South
Dakota and Indiana, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing, equipment finance, and auto finance business in all 50 states and commercial inventory finance business in all 50 states and Canada. For more information about TCF, please visit http://ir.tcfbank.com/.

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TCF National Bank and New Albertson’s Inc. Announce A New Multi-Year Retail Banking Services
Agreement for Jewel-Osco Stores - page 2